Exhibit 99.1

Contact: John E. Vollmer III
Chief Financial Officer
Patterson-UTI Energy, Inc.
(281) 765-7100

Patterson-UTI Energy Reports Financial Results for Three and Six Months Ended June 30, 2011
Revenues Up by 95%, Net Income by 176%

HOUSTON – July 28, 2011 – PATTERSON-UTI ENERGY, INC. (NASDAQ: PTEN) today reported financial results for the three and six months ended June 30, 2011. The Company reported net income of $81.6 million, or $0.52 per share, for the second quarter of 2011, compared to net income of $29.5 million, or $0.19 per share, for the quarter ended June 30, 2010. Revenues for the second quarter of 2011 were $600 million, compared to $307 million for the second quarter of 2010.

The Company reported net income of $153 million, or $0.98 per share, for the six months ended June 30, 2011, compared to net income of $33.7 million, or $0.22 per share, for the comparable six month period in 2010. Revenues for the six months ended June 30, 2011 were $1.2 billion, compared to $579 million for the same six month period in 2010.

Douglas J. Wall, Patterson-UTI’s Chief Executive Officer, stated, “Activity in our U.S. drilling business continued to increase in the second quarter. As expected, Canadian drilling activity was impacted by the annual spring breakup. Our average number of rigs operating in the second quarter was 202, including 199 in the United States and 3 in Canada. This compares to an average of 207 rigs operating in the first quarter of 2011, including 192 in the United States and 15 in Canada.”

Mr. Wall added, “Average revenue per operating day for the second quarter of 2011 increased by $760 to $21,000, compared to $20,240 for the first quarter of 2011. Average direct operating costs per operating day for the second quarter of 2011 increased to $11,880 from $11,730 for the first quarter of 2011. Average margin per operating day for the second quarter of 2011 increased by $600 to $9,110 from $8,510 for the first quarter of 2011.

“We are continuing to see increases in our rig count. We expect our July rig count to average approximately 215 rigs operating, comprised of 205 in the United States and 10 in Canada, which is an increase of 50 rigs in the US and 3 rigs in Canada as compared to July 2010.

“During the second quarter of 2011, we had an average of approximately 107 rigs operating under long-term contracts and have continued to increase our quantity of long-term contracts. Based on contracts currently in place, we expect to have an average of approximately 122 rigs operating under long-term contracts during the remainder of 2011.

“We completed 8 new Apex™ rigs during the second quarter and expect to complete 25 new Apex™ rigs in 2011 and an additional 30 in 2012. With regard to customer contracts for new Apex™ rigs, we entered into long-term agreements for 10 rigs during the second quarter. We currently have long-term contracts for all of the new Apex™ rigs scheduled for delivery in 2011.

“In the second quarter, our pressure pumping business achieved quarterly sequential increases in revenues and operating income of 11% and 22%, respectively. Demand for our pressure pumping services remains high, and we are adding fracturing capacity. We deployed 62,000 horsepower of new fracturing equipment during the first half of 2011, with the vast majority deployed in June. During the second half of 2011, we expect to deploy an additional 142,000 horsepower, with approximately half being activated in the latter part of the third quarter and the remainder being activated in the latter part of the fourth quarter. At this juncture, we expect to add approximately 140,000 horsepower for delivery in 2012,” he concluded.

Mark S. Siegel, Chairman of Patterson-UTI stated, “Our drilling and pressure pumping businesses continue to benefit from the increased activity associated with oil and liquids-rich plays in the United States. The increasing number and complexity of wells being drilled has resulted in a shortage of new technology drilling rigs and fracturing horsepower. Current activity levels have supported increased pricing for our drilling and fracturing services and have caused some increase in operating costs, including labor costs.

Mr. Siegel further stated, “In this environment, we have entered into additional long-term contracts for new Apex™ rigs and have expanded our newbuild rig construction program for 2012. We also have approximately 280,000 total horsepower of fracturing equipment planned for the remainder of 2011 and 2012.

Mr. Siegel commented further: “The evolution of our rig and fracturing fleets and their suitability for unconventional plays is evidenced by the portion of our revenues from horizontal and directional wells. For the second quarter, 82% of drilling revenue and 77% of our fracturing revenue was derived from these types of wells.”

The Company declared a quarterly cash dividend on its common stock of $0.05 per share, to be paid on September 30, 2011 to holders of record as of September 15, 2011.

All references to “net income per share” in this press release are diluted earnings per common share as defined within Accounting Standards Codification Topic 260.

The Company’s quarterly conference call to discuss the operating results for the quarter ended June 30, 2011 is scheduled for July 28, 2011 at 9:00 a.m. Central Time. The dial-in information for participants is 800-510-9691 (Domestic) and 617-614-3453 (International). The Passcode for both numbers is 39460301. The call is also being webcast and can be accessed through the Investor Relations section at www.patenergy.com. Webcast participants should log on 10-15 minutes prior to the scheduled start time. Replay of the conference call will be available at www.patenergy.com through August 11, 2011 and at 888-286-8010 (Domestic) and 617-801-6888 (International) through August 1, 2011. The Passcode for both telephone numbers is 69114221.

About Patterson-UTI

Patterson-UTI Energy, Inc. subsidiaries provide onshore contract drilling and pressure pumping services to exploration and production companies in North America. Patterson-UTI Drilling Company LLC has approximately 360 marketable land-based drilling rigs that operate primarily in the oil and natural gas producing regions of Texas, New Mexico, Oklahoma, Arkansas, Louisiana, Mississippi, Colorado, Utah, Wyoming, Montana, North Dakota, Pennsylvania, West Virginia, Ohio and western Canada. Universal Pressure Pumping, Inc. and Universal Well Services, Inc. provide pressure pumping services primarily in Texas and the Appalachian region.

Statements made in this press release which state the Company’s or management’s intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that actual results could differ materially from those discussed in such forward-looking statements. Important factors that could cause actual results to differ materially include, but are not limited to, deterioration of global economic conditions, declines in oil and natural gas prices that could adversely affect demand for the Company’s services, and their associated effect on rates, utilization, margins and planned capital expenditures, excess availability of land drilling rigs and pressure pumping equipment, including as a result of reactivation or construction, adverse industry conditions, adverse credit and equity market conditions, difficulty in integrating acquisitions, shortages of equipment and materials, governmental regulation and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, which may be obtained by contacting the Company or the SEC. These filings are also available through the Company’s web site at http://www.patenergy.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward-looking statement.

PATTERSON-UTI ENERGY, INC.
Condensed Consolidated Statements of Income (Unaudited)
(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
REVENUES	$600,064	$306,992	$1,167,468	$578,590
COSTS AND EXPENSES
Direct operating costs (excluding depreciation, depletion, amortization and impairment)	349,723	193,048	688,994	369,387
Depreciation, depletion, amortization and impairment	102,749	78,783	198,964	154,499
Selling, general and administrative	16,749	12,343	32,724	23,806
Net gain on asset disposals	(1,017)	(21,939)	(2,621)	(21,690)
Provision for bad debts	—	(1,000)	—	(1,000)

Total costs and expenses	468,204	261,235	918,061	525,002

OPERATING INCOME	131,860	45,757	249,407	53,588

OTHER INCOME (EXPENSE)
Interest income	45	1,380	88	1,567
Interest expense	(3,514)	(1,383)	(7,403)	(2,784)
Other	78	174	197	249

Total other income (expense)	(3,391)	171	(7,118)	(968)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	128,469	45,928	242,289	52,620
INCOME TAX EXPENSE	46,831	16,400	89,032	18,906

INCOME FROM CONTINUING OPERATIONS	81,638	29,528	153,257	33,714
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	—	—	(367)	—

NET INCOME	$81,638	$29,528	$152,890	$33,714

BASIC INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.53	$0.19	$0.99	$0.22
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.53	$0.19	$0.99	$0.22
DILUTED INCOME (LOSS) PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS	$0.52	$0.19	$0.98	$0.22
LOSS FROM DISCONTINUED OPERATIONS, NET OF INCOME TAXES	$0.00	$0.00	$0.00	$0.00
NET INCOME	$0.52	$0.19	$0.98	$0.22
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	153,556	152,650	153,340	152,554

Diluted	155,581	152,871	155,252	152,852

CASH DIVIDENDS PER COMMON SHARE	$0.05	$0.05	$0.10	$0.10

PATTERSON-UTI ENERGY, INC.
Additional Financial and Operating Data (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Contract Drilling:
Revenues	$386,479	$239,966	$763,837	$450,711
Direct operating costs (excluding depreciation)	$218,754	$149,303	$437,453	$284,449
Selling, general and administrative	$1,308	$920	$2,593	$2,152
Depreciation and impairment	$81,282	$67,644	$158,137	$133,310
Operating income	$85,135	$22,099	$165,654	$30,800
Operating days – United States	18,142	14,049	35,401	25,766
Operating days – Canada	264	137	1,651	1,241
Total operating days	18,406	14,186	37,052	27,007
Average revenue per operating day – United States	$20.84	$16.87	$20.32	$16.54
Average direct operating costs per operating day – United States	$11.66	$10.39	$11.50	$10.35
Average rigs operating – United States	199	154	196	142
Average revenue per operating day – Canada	$32.13	$21.54	$26.94	$19.74
Average direct operating costs per operating day – Canada	$27.19	$24.30	$18.29	$14.25
Average rigs operating – Canada	3	2	9	7
Average revenue per operating day – Total	$21.00	$16.92	$20.62	$16.69
Average direct operating costs per operating day – Total	$11.88	$10.52	$11.81	$10.53
Average rigs operating – Total	202	156	205	149
Capital expenditures	$196,726	$171,501	$331,975	$263,475
Pressure Pumping:
Revenues	$200,131	$59,364	$379,790	$113,115
Direct operating costs (excluding depreciation and amortization)	$128,866	$41,965	$247,441	$81,096
Selling, general and administrative	$4,456	$2,805	$8,795	$5,346
Depreciation and amortization	$16,469	$7,888	$31,836	$15,490
Operating income	$50,340	$6,706	$91,718	$11,183
Fracturing jobs	349	361	734	658
Other jobs	1,636	1,496	3,081	2,750
Total jobs	1,985	1,857	3,815	3,408
Average revenue per fracturing job	$484.21	$118.13	$440.48	$126.09
Average revenue per other job	$19.03	$11.18	$18.33	$10.96
Total average revenue per job	$100.82	$31.97	$99.55	$33.19
Total average costs per job	$64.92	$22.60	$64.86	$23.80
Capital expenditures	$41,435	$11,398	$82,616	$20,811
Oil and Natural Gas Production and Exploration:
Revenues – Oil	$12,000	$6,221	$21,087	$11,407
Revenues – Natural gas and liquids	$1,454	$1,441	$2,754	$3,357
Revenues – Total	$13,454	$7,662	$23,841	$14,764
Direct operating costs (excluding depletion and impairment)	$2,103	$1,780	$4,100	$3,842
Depletion	$3,463	$2,539	$6,368	$4,508
Impairment of oil and natural gas properties	$759	$416	$1,426	$670
Operating income	$7,129	$2,927	$11,947	$5,744
Capital expenditures	$5,078	$5,493	$9,746	$11,120
Corporate and Other:
Selling, general and administrative	$10,985	$8,618	$21,336	$16,308
Depreciation	$776	$296	$1,197	$521
Net gain on asset disposals	$(1,017)	$(21,939)	$(2,621)	$(21,690)
Provision for bad debts	$—	$(1,000)	$—	$(1,000)
Capital expenditures	$1,827	$1,515	$3,281	$3,439
Total capital expenditures	$245,066	$189,907	$427,618	$298,845
			June 30,	December 31,
Selected Balance Sheet Data (Unaudited):			2011	2010

Cash and cash equivalents			$64,584	$27,612
Current assets			$630,150	$557,410
Current liabilities			$397,503	$315,965
Working capital			$232,647	$241,445

PATTERSON-UTI ENERGY, INC.
Non-GAAP Financial Measures (Unaudited)
(dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)(1):
Net income	$81,638	$29,528	$152,890	$33,714
Income tax expense	46,831	16,400	89,032	18,906
Net interest expense	3,469	3	7,315	1,217
Depreciation, depletion, amortization and impairment	102,749	78,783	198,964	154,499
Results of discontinued operations:
Income tax benefit	—	—	(209)	—
Depreciation	—	—	—	166

EBITDA	$234,687	$124,714	$447,992	$208,502

(1) EBITDA is not defined by generally accepted accounting principles (“GAAP”). We present EBITDA (a non-GAAP measure) because we believe it provides additional information with respect to both the performance of our fundamental business activities and our ability to meet our capital expenditures and working capital requirements. EBITDA should not be construed as an alternative to the GAAP measures of net income or operating cash flow.